Exhibit 2.3

UNANIMOUS WRITTEN CONSENT OF the

Board OF DIRECTORS OF FIG PUBLISHING, INC.

Relating to Creation and Offering of

FIG Portfolio SHARES – s2021

[_____], 2021

In lieu of a meeting of the board of directors (the “Board”) of Fig Publishing, Inc., a Delaware corporation (the “Company”) (the Board being comprised of directors, Mr. Lee Charles (Chuck) Pettid, Mr. Justin Bailey and Mr. Peter Green (the “Directors”)), the following resolutions are hereby adopted by all of the Directors pursuant to section 141(f) of the General Corporation Law of the State of Delaware:

WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to enter into certain publishing license agreements (the “License Agreements”) with various developers (“Portfolio Developers”), a sample version of which is being filed with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s offering statement on Form 1-A relating to the Company’s offering of preferred stock, Fig Portfolio Shares – Series 2021 (as such document may be amended and supplemented, the “Offering Statement”), pursuant to which the Company shall (i) provide Portfolio Developers with funding for the development of various games, products and systems developed by such Portfolio Developers, (“the “Portfolio Products”), and (ii) such Portfolio Developers shall grant the Company a license to publish the Portfolio Products;

WHEREAS, in connection with the License Agreements, the Board has determined that it is in the best interest of the Company and its stockholders to conduct an investment crowdfunding campaign on Fig.co and other websites under Company’s control, whereby the Company will offer and sell a new series of preferred stock of the Company, par value of $0.0001 per share (the “Preferred Stock”), designated “Fig Portfolio Shares – Series 2021” or “FPS – S2021”, pursuant to an offering to accredited and non-accredited investors qualified under Regulation A (the “Reg A Offering”, promulgated under the Securities Act of 1933 (the “Securities Act”));

WHEREAS, in connection with the Reg A Offering, the Company has prepared and is filing with the SEC the Offering Statement as well as related offering documents (as such documents may be amended and supplemented, collectively with the Offering Statement and the License Agreement, the “Reg A Offering Documents”);

WHEREAS, the Board has determined that it is in the best interest of the Company that the Reg A Offering be exempt from registration under the Securities Act and applicable state securities or blue sky laws (the “Blue Sky Laws”), or otherwise comply with the Blue Sky Laws; and

WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to create and designate the Preferred Stock and effect the same by filing with the Secretary of State of the State of Delaware a certificate of designation of the Fig Portfolio Shares - Series 2021 (as amended and supplemented, the “Certificate of Designations”).

Board Resolutions – Fig Portfolio Shares - Series 2021

NOW THEREFORE, IT IS HEREBY

Approval of the contemplated License Agreements

RESOLVED, that the Company’s entry into, and performance of its obligations under, the License Agreements shall be, and hereby are, approved, confirmed and ratified; and it is further

Approval of the Offering

RESOLVED, that the preparation and conduct of the Reg A Offering pursuant to the terms set forth in the Reg A Offering Documents, including without limitation the filing of the Offering Statement with the SEC, shall be, and hereby are, approved, confirmed and ratified; and it is further

RESOLVED, that the execution and delivery by the officer(s) of the Company of any and all Reg A Offering Documents, and any and all agreements, instruments, and other documents executed and delivered in connection therewith, including without limitation the delivery of any such documents to investors in the Reg A Offering, shall be, and hereby are, approved, confirmed and ratified; and it is further

RESOLVED, that, in furtherance of the Reg A Offering, the Company shall be, and hereby is, authorized to issue shares of Fig Portfolio Shares - Series 2021 to investors in the Reg A Offering as contemplated in the Reg A Offering Documents, with such shares, when so issued, to be duly authorized and validly issued, fully paid and non-assessable shares of the Preferred Stock; and it is further

RESOLVED, that the Directors and all officer(s) of the Company, with each of them having the full authority to act without any other, shall be, and hereby are, authorized, for and on behalf of the Company and in its name, to perform all acts as such Directors or officer(s) may deem necessary or desirable in order to comply with the applicable exemptions and other provisions of the Securities Act and the Blue Sky Laws, and in connection therewith to file all requisite instruments and other documents and pay all requisite fees; and that the execution and delivery by any of the Directors or officer(s) of the Company of any and all such instruments and documents, and the doing by him or them of any act in connection with the foregoing, shall conclusively establish his or their authority from the Company to so execute and deliver such instruments and documents and to so act, and shall conclusively establish the approval and ratification by the Company of the instruments and documents so executed and the actions so taken; and it is further

Approval of Certificate of Designation

RESOLVED, that the Certificate of Designation shall be, and hereby is, approved, confirmed and ratified and a copy of the final version thereof shall be inserted in the Minute Book and filed with the Secretary of State of the State of Delaware, and that at any time prior to the filing of the Certificate of Designation the officers of the Company may abandon such Certificate of Designation, notwithstanding this approval; and it is further

General Authorizations

RESOLVED, that the Directors and all officer(s) of the Company, individually and in any combination, shall be, and hereby are, authorized in the name and on behalf of the Company to execute and deliver all instruments and other documents and take all actions as such Directors or officer(s) shall determine to be necessary or appropriate to carry out the intents and purposes of the foregoing resolutions (such determinations to be conclusively, but not exclusively, evidenced by the execution and delivery of such instruments and documents and the taking of such actions); and it is further

RESOLVED, that all instruments and other documents heretofore executed and delivered and all actions heretofore taken, in each case consistent with the intents and purposes of the foregoing resolutions, shall be, and hereby are, in all respects, ratified, approved, confirmed and adopted.

Board Resolutions – Fig Portfolio Shares - Series 2021

IN WITNESS WHEREOF, the undersigned, constituting all of the Directors, hereby adopt the foregoing resolutions and certify that such resolutions were adopted without a meeting, effective as of the date and year first written above.

DIRECTOR:

Lee Charles (Chuck) Pettid

DIRECTOR:

Justin Bailey

DIRECTOR:

Peter Green

Board Resolutions – Fig Portfolio Shares - Series 2021

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